Exhibit 99.1

Company Contacts:

Robert Andersen

Tessera Technologies, Inc.

Executive Vice President and Chief Financial Officer

408-321-6779

or

The Piacente Group | Investor Relations

Brandi Larsen

212-481-2050

Tessera@tpg-ir.com

TESSERA TECHNOLOGIES ANNOUNCES SETTLEMENT WITH PTI

COMPANY RAISES FIRST QUARTER 2014 REVENUE GUIDANCE BY $50 MILLION

San Jose, Calif., Feb. 27, 2014 – Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today announced that Tessera’s subsidiary, Tessera, Inc., has entered into a settlement with Powertech Technology, Inc., Powertech Technology (Suzhou) Co. Ltd., and Macrotech Technology, Inc. (collectively “PTI”) related to their pending cases in the United States District Court for the Northern District of California.

Under the terms of the settlement, PTI agrees to pay $196 million to Tessera, Inc. with two required payments to be made in 2014 and quarterly recurring payments beginning in 2015 through the end of 2018. In addition, Tessera, Inc. and PTI have agreed to stay the pending cases. If Tessera, Inc. receives a majority of the total amount owed by PTI under the settlement, and other conditions are met, by March 31, 2015, Tessera, Inc. and PTI will dismiss the pending cases.

“We are pleased to have reached a settlement with PTI,” said Jim MacDonald, executive vice president, intellectual property and business development of Tessera Intellectual Property Corp. “The settlement reflects our commitment to enforcing our license rights when challenged, as we strive to receive fair value for the use of our innovations and intellectual property.”

Tessera also announced today that it has increased its first quarter 2014 revenue guidance to the range of $83 million to $86 million, up from its previously announced revenue guidance of $33 million to $36 million.

Tessera will hold a conference call at 2:30 P.M. Pacific (5:30 P.M. Eastern) today. To access the call in the U.S., please dial (866) 430-3407, and for international callers dial (615) 489-8916, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (855) 859-2056. International callers please dial (404) 537-3406. Enter access code 6857007.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, Invensas, DOC, and the DOC logo are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact of the settlement with PTI and the Company’s revenue guidance. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; any need to spend more cash and/or incur greater charges than anticipated in connection with the DOC restructuring, workforce reduction, facility closures and related activities; any need to undertake further restructuring activities; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and products utilizing DOC technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; and the impact of competing technologies on the demand for the Company’s technologies and products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

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